EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of El Capitan Precious Minerals, Inc. on Amendment No. 3 to Form S-3 on Form SB-2/A of our report dated January 6, 2006, except for Note 4 as to which the date is July 7, 2006, with respect to our audit of the consolidated financial statements of El Capitan Precious Minerals, Inc. as of September 30, 2005 and the year then ended, and for the period from July 26, 2002 (inception of exploration stage) to September 30, 2005, that is incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona August 8, 2006